UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2004

NATIONAL FUEL GAS COMPANY
(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation)	1-3880 (Commission File Number)	13-1086010 (IRS Employer or Identification No.)

6363 Main Street, Williamsville, New York (Address of principal executive offices)	14221 (Zip Code)

Registrant's telephone number, including area code:	(716) 857-7000

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

        On December 9, 2004, the Board of Directors of National Fuel Gas Company (“National Fuel” or the “Company”) elected Richard G. Reiten to serve as a director of the Company, to hold office until the 2005 Annual Meeting of Stockholders. Mr. Reiten is Chairman of the Board of Directors of Northwest Natural Gas Company, a leading natural gas utility serving customers in Oregon and southwest Washington. The National Fuel Board also nominated Mr. Reiten for an additional term as director to begin upon election by the Company’s stockholders at the 2005 Annual Meeting. Mr. Reiten is expected to be named to one or more committees of the Board following the 2005 Annual Meeting.

Item 5.03      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

        On December 9, 2004, the Board of Directors of the Company amended Article II, Paragraph 9 of the Company’s By-Laws. The amendment is effective January 1, 2005. The amendment increases the cash component of the annual fee paid to non-employee directors for service on the Board to $26,000 from $20,000. The amendment also increases the fees paid to non-employee directors for attendance at meetings of the Board and meetings of committees of the Board, to $1,800 per meeting in each case. Previously, the fee for attending Board meetings was $1,500 and the fee for attending Board committee meetings was $1,200.

Item 9.01      Financial Statements and Exhibits

(c) Exhibits

Exhibit 3(ii)	By-Laws of National Fuel Gas Company as amended December 9, 2004, effective January 1, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL FUEL GAS COMPANY By: /s/ James R. Peterson James R. Peterson Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description

3(ii)	By-Laws of National Fuel Gas Company as amended December 9, 2004, effective January 1, 2005